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                                                                    EXHIBIT 11.1

                             McLEODUSA INCORPORATED

                      COMPUTATION OF LOSS PER COMMON SHARE
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)


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
                                                             Three Months Ended     Six Months Ended
                                                                  June 30,              June 30,
                                                            --------------------  --------------------
                                                               2001       2000       2001       2000
                                                             -------    -------    -------    -------
Computation of weighted average number of
 common shares outstanding:
Common shares, Class A, outstanding at the
 beginning of the period..................................     610.4      575.5      606.6      472.8
Common shares, Class B, outstanding at the
 beginning of the period..................................       ---        ---        ---        ---
Weighted average number of shares issued
 during the period........................................       6.8        3.1        7.2       56.3
                                                             -------    -------    -------    -------
Weighted average number of common shares..................     617.2      578.6      613.8      529.1
                                                             =======    =======    =======    =======
Net loss..................................................   $(145.3)   $(139.3)   $(332.0)   $(211.4)
                                                             =======    =======    =======    =======
Loss per common share.....................................   $ (0.24)   $ (0.24)   $ (0.54)   $ (0.40)
                                                             =======    =======    =======    =======
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